Exhibit 4.2

LOGITECH INTERNATIONAL S.A.

2006 STOCK INCENTIVE PLAN

The terms and conditions of the Logitech International S.A. 2006 Stock Incentive Plan are set out below.

1. Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees and Directors, and

•	to promote the success of the Company’s business.

Awards granted under the Plan may be structured, in the discretion of the Administrator, to qualify for preferential tax treatment afforded by jurisdictions in which Awards are granted.

2. Definitions. As used herein, the following definitions shall apply:

(a) “Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

(c) “Applicable Laws” means the requirements relating to the administration of stock plans under Swiss laws, U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(d) “Award” means any award of an Option, a SAR, a Restricted Share or a Restricted Stock Unit under the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(g) “Committee” means a Committee appointed by the Board in accordance with Section 4 of the Plan.

(h) “Company” means Logitech International S.A., a company incorporated under the laws of Switzerland.

(i) “Director” means a member of the Board.

(j) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(k) “Employee” means any person, including officers and Directors, employed by the Company or any Parent, Subsidiary or Affiliate of the Company. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(l) “Fair Market Value” means, if the date in question is a market trading day, the value of a Share determined as the closing sales price for the Shares (or the closing bid, if no sales were reported) as quoted on the SWX Swiss Exchange or the Nasdaq Global Select Market or on such other exchange or system on which the Shares are traded, as reported in such source as the Administrator deems reliable, or, if the date in question is not a market trading day, the closing price or bid, if applicable, as so reported for the last market trading day preceding the day in question, except that “Fair Market Value” may, if designated by the Administrator, also mean the average of the closing sales prices for the Shares as so quoted or reported over a period of not more than 30 days before and/or after the date in question.

(m) “Incentive Stock Option” shall mean an option described in Section 422 of the Code.

(n) “Nonstatutory Stock Option” shall mean an option not described in Section 422 of the Code.

(o) “Option” means a stock option granted pursuant to the Plan.

(p) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(q) “Participant” means an Employee or Director who holds an outstanding Award.

(r) “Performance Criteria” means any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Administrator in the Award: (i) brand recognition/acceptance, (ii) cash flow, (iii) cash flow return on investment, (iv) contribution to profitability, (v) cost control, (vi) cost positions, (vii) cost of capital, (viii) customer satisfaction, (ix) development of products, (x) earnings before interest, taxes and amortization, (xi) earnings per share, (xii) economic profit, (xiii) economic value added, (xiv) free cash flow, (xv) income or net income, (xvi) income before income taxes, (xvii) market segment share, (xviii) new product innovation, (xix) operating income or net operating income, (xx) operating margin or profit margin, (xxi) operating profit or net operating profit, (xxii) process excellence, (xxiii) product cost reduction, (xxiv) product mix, (xxv) product release schedules, (xxvi) product ship targets, (xxvii) quality, (xxviii) return on assets or net assets, (xxix) return on capital, (xxx) return on capital employed, (xxxi) return on equity, (xxxii) return on invested capital, (xxxiii) return on operating revenue, (xxxiv) return on sales, (xxxv) revenue, (xxxvi) sales, (xxxvii) share price performance, (xxxviii) strategic alliances, (xxxix) total shareholder return, and (xl) working capital.

(s) “Plan” means this Logitech International S.A. 2006 Stock Incentive Plan, as amended from time to time.

(t) “Restricted Share” means Shares, the grant, issuance, retention and/or vesting of which is subject to such conditions as are expressed in the agreement evidencing the Award of Restricted Shares.

(u) “Restricted Stock Unit” means a bookkeeping entry representing the equivalent of one Share, as awarded under the Plan, the grant, issuance, retention and/or vesting of which is subject to such conditions as are expressed in the agreement evidencing the Award of Restricted Stock Units.

(v) “SAR” means a right to receive, in cash or stock (as determined by the Committee and set out in the Award Agreement evidencing the SAR), value with respect to a specific number of Shares equal to or otherwise based on the excess of (i) the market value of a Share at the time of exercise over (ii) the exercise price of the right, subject to such terms and conditions as are expressed in the agreement evidencing the SAR.

(w) “Service” means service as Service Provider. Service shall not terminate solely as a result of a Service Provider’s change in status from Director to Employee or from Employee to Director. Service shall not terminate in the case of transfers between locations of the Company or among the Company, any Parent, any Subsidiary, any Affiliate or any successor.

(x) “Service Provider” means a Director or Employee.

(y) “Share” means a registered share of the Company, and shall also refer, where appropriate, to American Depositary Shares representing registered shares, all as adjusted in accordance with Section 15 of the Plan.

(z) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Shares Subject to the Plan.

(a) Basic Limitation. Subject to adjustment as provided in Section 15 of the Plan, the maximum aggregate number of Shares that may be subject to Awards and issued under the Plan is fourteen million (14,000,000)1 Shares. The Shares may be authorized but unissued, conditionally issued or reacquired Shares.

(b) Shares Returned to Reserve. Any Shares subject to an Award which for any reason expires or terminates unexercised, is not earned in full or is forfeited shall again become available for issuance under the Plan. If SARs are exercised, or Restricted Stock Units are settled, then only the number of Shares (if any) actually issued in settlement of such SARs or Restricted Stock Units shall reduce the number of Shares available under Section 3(a) and the balance shall again become available for issuance under the Plan.

(c) Dividend Equivalents. Any dividend equivalents paid or credited under the Plan shall not be applied against the number of Shares that may be issued under the Plan, whether or not such dividend equivalents are converted into Restricted Stock Units.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. The Plan may be administered by different Committees with respect to different groups of Service Providers.

[1]	This number reflects the initial reserve of 7,000,000 million shares and a 2 for 1 share split effective July 14, 2006.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3 of the U.S. Securities Exchange Act of 1934, as amended, the Plan shall be administered by a Committee of two or more “non-employee directors” within the meaning of Rule 16b-3.

(iv) Other Administration. Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator. Subject to the express provisions and limitations set forth in this Plan and, in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall be authorized and empowered to do all things necessary or desirable, in its sole discretion, in connection with the administration of the Plan, including, without limitation, the following:

(i) to determine the Fair Market Value of the Shares, in accordance with Section 2(l) of the Plan;

(ii) to select the Employees and Directors to whom Awards may be granted hereunder, to determine the timing of any such Awards, and to grant Awards;

(iii) to determine whether and to what extent Options, SARs, Restricted Shares or Restricted Stock Units, or any combination thereof, are granted hereunder;

(iv) to determine the number of Shares to be covered by each Award granted hereunder;

(v) to approve and amend forms of agreements or other documents evidencing Awards made under the Plan (which need not be identical);

(vi) to grant Awards under this Plan and determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised or vest (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vii) to construe and interpret the terms of the Plan and awards granted pursuant to the Plan;

(viii) to prescribe, amend and rescind rules and regulations relating to the Plan, including, without limitation, rules and regulations relating to (A) sub-plans established for the purpose of complying with, or qualifying for preferred tax treatment under, the tax laws of any country or jurisdiction where Awards are granted under the Plan and (B) the issuance of Shares hereunder to a depositary to be represented by American Depositary Shares;

(ix) to modify or amend any Award (subject to Section 20(c) of the Plan), including the discretionary authority to accelerate the exercisability or vesting of all or part of any Award or to extend the post-termination exercisability period of Options;

(x) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi) to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise or settlement of an Award that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable; and

(xii) to make all other determinations and decisions deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Participants and any other holders of Awards.

5. Eligibility. Awards may be granted to Employees and Directors. If otherwise eligible, an Employee or Director who has been granted an Award may be granted additional Awards at the sole discretion of the Administrator.

6. Limitations.

(a) No Right to Continued Employment, Future Grants. Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing the Participant’s employment with the Company or a Subsidiary thereof, nor shall they interfere in any way with the Participant’s right or the Company’s or any Subsidiary’s right to terminate such employment at any time, with or without cause. A Participant’s rights, if any, in respect of or in connection with any Award is derived solely from the discretionary decision of the Company to permit the individual to participate in the Plan and to benefit from a discretionary Award. By accepting an Award under the Plan, a Participant expressly acknowledges that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Awards. Any Award granted under this Plan is not intended to be compensation of a continuing or recurring nature, or part of a Participant’s normal or expected compensation, and in no way represents any portion of a Participant’s salary, compensation, or other remuneration for purposes of pension benefits, severance, redundancy, resignation or any other purpose.

(b) Annual Employee Grant Limits. The following limitations shall apply to grants of Awards to Employees:

(i) No Employee shall be granted, in any fiscal year of the Company, Options or SARs covering more than six million (6,000,000)2 Shares in the aggregate.

(ii) No Employee shall be granted, in any fiscal year of the Company, Restricted Shares or Restricted Stock Units covering more than four million (4,000,000)2 Shares in the aggregate.

[2]	This figure reflects the 2 for 1 share split effective July 14, 2006.

(iii) The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 15.

7. Effective Date and Expiration of Plan. The Plan was adopted by the Board of Directors on June 15, 2006 and became effective on June 16, 2006, upon approval of the Plan by the shareholders of the Company. The Plan shall continue in effect until June 16, 2016, unless terminated earlier under Section 20 of the Plan.

8. Options

(a) Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by an agreement between the Participant and the Company in such form (including by electronic communications) and such terms, conditions and restrictions as may be approved by the Administrator (the “Stock Option Agreement”). Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The Stock Option Agreement shall specify whether the Option is an Incentive Stock Option or a Nonstatutory Stock Option. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.

(b) Number of Shares. Each Stock Option Agreement shall specify the number of Shares subject to the Option and shall provide for the adjustment of such number in accordance with Section 15.

(c) Option Exercise Price. The per Share exercise price for which one Share may be purchased upon exercise of an Option shall be determined by the Administrator and set out in the Stock Option Agreement; provided that the per Share exercise price shall in no event be less than 100% of the Fair Market Value of a Share on the date of grant.

(d) Exercisability and Term. Each Stock Option Agreement shall specify the date or event when all or any installment of the Option is to become exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an Incentive Stock Option shall in no event exceed 10 years from the date of grant. A Stock Option Agreement may provide for accelerated exercisability in the event of the Participant’s death, disability or retirement or other events. Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited.

(e) Buyout Provisions. The Administrator may at any time (a) offer to buy out for a payment in cash or cash equivalents an Option previously granted or (b) authorize a Participant to elect to cash out an Option previously granted, in either case at such time and based upon such terms and conditions as the Administrator shall establish.

(f) Option Exercise Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. Such consideration may consist entirely of: (i) cash, (ii) cash equivalents, (iii) full-recourse promissory note, (iv) other Shares that have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised; (v) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan, (vi) any combination of the foregoing methods of payment; or (vii) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws. If the Company is subject to Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended, and if the Participant is a Director or executive officer of the Company, he or she may pay the exercise price with a promissory note only to the extent permitted by Section 13(k).

(g) No Rights as Shareholder. No Participant shall have any rights as a shareholder with respect to any Shares subject to Options until such Shares have been issued.

(h) Termination of Participant’s Service. Upon termination of a Participant’s Service, the Participant (or any person having the right to exercise the Option after his or her death) may exercise his or her Option within such period of time as is specified in the Stock Option Agreement to the extent that he or she is entitled to exercise it on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Stock Option Agreement). In the absence of a specified time in the Stock Option Agreement, the Option shall remain exercisable for ninety (90) days following the termination of the Participant’s Service for any reason other than death or Disability, and the Option shall remain exercisable for one (1) year following the termination of the Participant’s Service for reason of death or Disability. If, on the date of termination of Service, the Participant is not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall revert to the Plan. If, after termination of Service, the Participant does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

9. Restricted Shares.

(a) Restricted Stock Agreement. Each grant of Restricted Shares under the Plan shall be evidenced by an agreement between the Participant and the Company in such form (including by electronic communications) and such terms, conditions and restrictions as may be approved by the Administrator (the “Restricted Stock Agreement”). Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Agreements entered into under the Plan need not be identical.

(b) Payment for Awards. Restricted Shares may be granted, sold or awarded under the Plan for such purchase price, if any, or consideration as the Administrator may determine, including (without limitation) cash, cash equivalents, property, full-recourse promissory notes, past services and future services. If the Company is subject to Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended, and if the Participant is a Director or executive officer of the Company, he or she may pay for Restricted Shares with a promissory note only to the extent permitted by Section 13(k). Within the limitations of the Plan, the Committee may accept the cancellation of outstanding options in return for the grant of Restricted Shares.

(c) Vesting. The grant, issuance, retention and/or vesting of Shares under Restricted Share Awards shall be at such time and in such installments as determined by the Administrator or under criteria established by the Administrator. The Administrator shall have the right to make the timing of the grant and/or the issuance, ability to retain and/or vesting of Shares under Restricted Share Awards subject to continued employment, passage of time and / or Performance Criteria and level of achievement against the Performance Criteria as deemed appropriate by the Administrator. No condition that is based on Performance Criteria and level of achievement against such criteria shall be based on performance over a period of less than one year. The Administrator shall determine the level of achievement against any Performance Criteria and such determination shall be final and binding. The Administrator shall identify target Performance Criteria not later than the 90th day of the performance period. A Restricted Stock Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or other events.

(d) Voting and Dividend Rights. The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other shareholders. A Restricted Stock Agreement, however, may require that the holders of Restricted Shares invest any cash dividends received in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid.

(e) Termination of Employment. The Restricted Stock Agreement may provide for the forfeiture or cancellation of the Restricted Share Award, in whole or in part, in the event of the termination of Service of the Participant to whom it was granted.

10. Stock Appreciation Rights.

(a) SAR Agreement. Each grant of a SAR under the Plan shall be evidenced by an agreement between the Participant and the Company in such form (including by electronic communications) and such terms, conditions and restrictions as may be approved by the Administrator (the “SAR Agreement”). Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Agreements entered into under the Plan need not be identical.

(b) Number of Shares and Exercise Price. Each SAR Agreement shall specify the number of Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with Section 15. Each SAR Agreement shall specify the exercise price; provided that the exercise price shall in no event be less than 100% of the Fair Market Value of a Share on the date of grant.

(c) Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Agreement shall also specify the term of the SAR. A SAR Agreement may provide for accelerated exercisability in the event of the Participant’s death, disability or retirement or other events. SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited. A SAR may be included in an Incentive Stock Option only at the time of grant but may be included in a Nonstatutory Stock Option at the time of grant or thereafter. A SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.

(d) Exercise of SARs. Upon exercise of a SAR, the Participant (or any person having the right to exercise the SAR after his or her death) shall receive from the Company consideration in the form of (a) Shares, (b) cash or (c) a combination of Shares and cash, as set out in the SAR Agreement or as the Administrator shall determine. Each SAR Agreement shall specify the amount and/or Fair Market Value of the consideration that the Participant will receive upon exercising the SAR; provided that the aggregate consideration shall not exceed the amount by which the Fair Market Value (on the date of exercise) of the Shares subject to the SAR exceeds the exercise price of the SAR. If, on the date when a SAR expires, the Exercise Price of the SAR is less than the Fair Market Value of the Shares subject to the SAR on such date but any portion of the SAR has not been exercised, then the SAR shall automatically be deemed to be exercised as of such date with respect to such portion. A SAR Agreement may also provide for an automatic exercise of the SAR on an earlier date.

(e) No Rights as Shareholder. No Participant shall have any rights as a shareholder with respect to any Shares covered by SARs until such Shares, if any, have been issued.

(f) Termination of Participant’s Service. Upon termination of a Participant’s Service, the Participant (or any person having the right to exercise the SAR after his or her death) may exercise his or her SAR within such period of time as is specified in the SAR Agreement to the extent that he or she is entitled to exercise it on the date of termination (but in no event later than the expiration of the term of such SAR as set forth in the SAR Agreement). In the absence of a specified time in the SAR Agreement, the SAR shall remain exercisable for ninety (90) days following the termination of the Participant’s Service for any reason other than death or Disability, and the Option shall remain exercisable for one (1) year following the termination of the Participant’s Service for reason of death or Disability. If, on the date of termination of Service, the Participant is not entitled to exercise his or her entire SAR, the Shares covered by the unexercisable portion of the SAR shall revert to the Plan. If, after termination of Service, the Participant does not exercise his or her SAR within the time specified by the Administrator, the SAR shall terminate, and the Shares covered by such SAR shall revert to the Plan.

11. Restricted Stock Units.

(a) Restricted Stock Unit Agreement. Each grant of Restricted Stock Units under the Plan shall be evidenced by an agreement between the Participant and the Company in such form (including by electronic communications) and such terms, conditions and restrictions as may be approved by the Administrator (the “Restricted Stock Unit Agreement”). Such Restricted Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Unit Agreements entered into under the Plan need not be identical.

(b) Payment for Awards. To the extent that an Award is granted in the form of Restricted Stock Units, no cash consideration shall be required of the Participant.

(c) Vesting Conditions. The grant, issuance, retention and/or vesting of Shares under Restricted Stock Unit Awards shall be at such time and in such installments as determined by the Administrator or under criteria established by the Administrator. The Administrator shall have the right to make the timing of the grant and/or the issuance, ability to retain and/or vesting of Shares under Restricted Stock Unit Awards subject to continued employment, passage of time and / or Performance Criteria and level of achievement against the Performance Criteria as deemed appropriate by the Administrator. No condition that is based on Performance Criteria and level of achievement against such criteria shall be based on performance over a period of less than one year. The Administrator shall determine the level of achievement against any Performance Criteria and such determination shall be final and binding. The Administrator shall identify target Performance Criteria not later than the 90th day of the performance period. A Restricted Stock Unit Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or other events.

(d) Voting and Dividend Rights. The holders of Restricted Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Restricted Stock Unit awarded under the Plan may, at the Administrator’s discretion, carry with it a right to dividend equivalents. Such right entitles the Participant to be credited with an amount equal to all cash dividends paid on one Share while the Restricted Stock Unit is outstanding. Dividend equivalents may be converted into additional Restricted Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Prior to distribution, any dividend equivalents that are not paid shall be subject to the same conditions and restrictions as the Restricted Stock Units to which they attach.

(e) Form and Time of Settlement of Restricted Stock Units. Settlement of vested Restricted Stock Units may be made in the form of (i) cash, (ii) Shares or (iii) any combination of both, as set out in the Restricted Stock Unit Agreement or as the Administrator shall determine. The actual number of Restricted Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Restricted Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days. Vested Restricted Stock Units may be settled in a lump sum or in installments. The distribution may occur or commence when all vesting conditions applicable to the Restricted Stock Units have been satisfied or have lapsed, or it may be deferred to any later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Restricted Stock Units is settled, the number of such Restricted Stock Units shall be subject to adjustment pursuant to Section 15.

(f) Death of Recipient. Any Award of Restricted Stock Units that becomes payable after the Participant’s death shall be distributed to his or her designated beneficiary or beneficiaries or, if none was designated, the Participant’s estate.

(e) Termination of Employment. The Restricted Stock Unit Agreement may provide for the forfeiture or cancellation of the Restricted Share Award, in whole or in part, in the event of the termination of Service of the Participant to whom it was granted.

(g) Creditors’ Rights. A holder of Restricted Stock Units shall have no rights other than those of a general creditor of the Company. Restricted Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Restricted Stock Unit Agreement.

12. Evaluation of Performance Criteria. The Administrator may appropriately adjust any evaluation of performance under a Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report for the applicable year. Notwithstanding satisfaction or completion of any Performance Criteria, to the extent specified at the time of grant of an Award, the number of Shares, Options, SARs, Restricted Shares, Restricted Stock Units or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Performance Criteria may be reduced by the Administrator on the basis of such further considerations as the Administrator in its sole discretion shall determine.

13. Suspension or Termination of Awards. If at any time (including after a notice of exercise has been delivered) the Administrator reasonably believes that a Participant, other than an independent Director, has committed an act of misconduct as described in this Section 13, the Administrator may suspend the Participant’s right to exercise any Award, pending a determination of whether an act of misconduct has been committed. If the Administrator determines that a Participant, other than an independent Director, has committed an act of embezzlement, fraud or breach of fiduciary duty, or if a Participant makes an unauthorized disclosure of any trade secret or confidential information of the Company or any of its Subsidiaries, or induces any customer to breach a contract with the Company or any of its Subsidiaries, neither the Participant nor his or her estate shall be entitled to exercise unexercised Options or SARs or continue vesting in Restricted Shares or Restricted Stock Units, and any unexercised Options and SARs, unvested Restricted Shares and unvested and/or vested but not yet settled Restricted Stock Units shall be forfeited. Any determination by the Administrator with respect to the foregoing shall be final, conclusive and binding on all interested parties. For any Participant who is a Vice President or above the determination of the Administrator shall be subject to the approval of the Board.

14. Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will, by beneficiary designation or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award shall contain such additional terms and conditions as the Administrator deems appropriate.

15. Adjustments Upon Changes in Capitalization.

(a) Changes in Capitalization. In the event of a declaration of a stock dividend, stock split, combination or reclassification of shares, extraordinary dividend of cash and/or assets, recapitalization, reorganization or any similar event affecting the Shares or other securities of the Company, the Administrator shall appropriately and equitably adjust the number and kind of Shares or other securities which are subject to this Plan or subject to any Awards previously granted, and/or the exercise or settlement prices of such Awards, in order to reflect such change and thereby preclude a dilution or enlargement of benefits under an Award.

(b) No Rights. The existence of outstanding Awards shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, exchanges, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company or any issuance of Shares or other securities or subscription rights thereto, or any issuance of bonds, debentures, preferred or prior preference securities ahead of or affecting the Shares or other securities of the Company or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise. Further, except as expressly provided in this Plan (i) the issuance by the Company of shares or any class of securities convertible into shares of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, (ii) the payment of a dividend in property other than Shares, or (iii) the occurrence of any similar transaction, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to Options or other Awards previously granted or the purchase price per Share.

(c) No Fractional Shares. No right to purchase fractional Shares shall result from any adjustment in Options or SARs pursuant to this Section 15. In case of any such adjustment, the Shares subject to the Option or SAR shall be rounded down to the nearest whole share.

(d) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise an Option or SAR until ten (10) days prior to such transaction as to all of the Shares covered thereby, including Shares as to which the Option or SAR would not otherwise be exercisable. In addition, the Administrator may provide that any forfeiture condition applicable to any Shares issued under the Plan shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Option or SAR will terminate immediately prior to the consummation of such proposed action.

16. Merger, Reorganization or Asset Sale. In the event the Company is a party to a merger, consolidation or reorganization, or the sale of substantially all of the assets of the Company, then each outstanding Award shall be subject to the agreement of merger, consolidation or reorganization or sale. Such agreement shall provide for one or more of the following:

(a) The continuation of outstanding Awards by the Company (if the Company is the surviving corporation).

(b) The assumption of outstanding Awards by the surviving corporation or its parent.

(c) The substitution by the surviving corporation or its parent of new awards for outstanding Awards.

(d) Full exercisability of outstanding Options and SARs and full vesting of the Shares subject to them, followed by the cancellation of such Options and SARs. The full exercisability of outstanding Options and SARs and full vesting of such Shares, and any exercise of outstanding Options and SARs, may be contingent on the closing of the merger, reorganization, consolidation or asset sale.

(e) The cancellation of outstanding Options and SARs and a payment to the holding Participants equal to the excess of (i) the Fair Market Value of the Shares subject to such Options and SARs (whether or not such Options and SARs are then exercisable or such Shares are then vested) as of the closing date of such merger, reorganization, consolidation or asset sale, over (ii) their Exercise Price. Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving corporation or its parent with a Fair Market Value equal to the required amount. Such payment may be made in installments and may be deferred until the date or dates when such Options and SARs would have become exercisable or such Shares would have vested. Such payment may be subject to vesting based on the Participant’s continuing Service, provided that the vesting schedule shall not be less favorable to the Participant than the schedule under which such Options and SARs would have become exercisable or such Shares would have vested. If the Exercise Price of the Shares subject to such Options and SARs exceeds the Fair Market Value of such Shares, then such Options and SARs may be cancelled without making a payment to the Participants. For purposes of this Subsection (e), the Fair Market Value of any security shall be determined without regard to any vesting conditions that may apply to such security.

(f) The cancellation of outstanding Restricted Stock Units and a payment to the Participants equal to the Fair Market Value of the Shares subject to such Restricted Stock Units (whether or not such Restricted Stock Units are then vested) as of the closing date of such merger or consolidation. Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving corporation or its parent with a Fair Market Value equal to the required amount. Such payment may be made in installments and may be deferred until the date or dates when such Restricted Stock Units would have vested. Such payment may be subject to vesting based on the Participant’s continuing Service, provided that the vesting schedule shall not be less favorable to the Participant than the schedule under which such Stock Units would have vested. For purposes of this Subsection (f), the Fair Market Value of any security shall be determined without regard to any vesting conditions that may apply to such security.

17. Date of Grant. The date of grant of an Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Participant within a reasonable time after the date of such grant.

18. Tax Withholding. To the extent required by Applicable Law, the Administrator may and/or a Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise with respect to any Award or any sale of Shares. The Company shall not be required to issue Shares or to recognize the disposition of such Shares until such obligations are satisfied. To the extent permitted or required by the Administrator, these obligations may or shall be satisfied by having the Company withhold a portion of the Shares that otherwise would be issued to a Participant under such Award or by tendering Shares previously acquired by the Participant.

19. Unfunded Plan. Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are granted Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation, nor shall the Company or the Administrator be deemed to be a trustee of securities or cash to be awarded under the Plan.

20. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b) Shareholder Approval. The Company shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws, including the requirements of any exchange or quotation system on which the Shares are listed or quoted. Such shareholder approval, if required, shall be obtained in such a manner and to such a degree as is required by Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant under an existing Award, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company.

21. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares shall not be issued under the Plan unless the issuance and delivery of such Shares shall comply with Applicable Laws, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the issuance of Shares under the Plan, the Company may require the Participant to represent and warrant at the time of any such issuance that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

22. Liability of Company.

(a) Inability to Obtain Authority; Tax Consequences. The Company shall not be liable to a Participant or other persons as to: (a) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (b) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Option or other Award granted under this Plan.

(b) Grants Exceeding Allotted Shares. If the number of Shares covered by an Award exceeds, as of the date of grant, the number of Shares that may be issued under the Plan without additional shareholder approval, such Award shall be void with respect to such excess Shares, unless shareholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 20(b) of the Plan.

IN WITNESS WHEREOF, the undersigned President and Chief Executive Officer of Logitech International S.A. certifies that the foregoing Logitech International S.A. 2006 Stock Incentive Plan was duly adopted by the Board of Directors of Logitech International S.A. on the 15th day of June, 2006 and approved by the shareholders of the Company on the 16th day of June, 2006.

/s/ Guerrino De Luca
Guerrino De Luca
President and Chief Executive Officer

LOGITECH INTERNATIONAL S.A. 2006 STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT

This Stock Option Agreement (the “Option Agreement”) is between Logitech International S.A., a Swiss company, (the “Company”), and the Optionee named below and is made pursuant to the Logitech International S.A. 2006 Stock Incentive Plan (the “Plan”). To the extent any capitalized terms used in this Option Agreement are not defined, they shall have the meaning given to them in the Plan. Subject to Section 20(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Option Agreement, the terms of the Plan shall prevail.

In consideration of the mutual agreements herein contained and intending to be legally bound hereby, the parties agree as follows:

1. Grant of Option. The Company hereby grants to the Optionee named below an option (the “Option”) to purchase up to the number of Shares and at an exercise price per Share specified below, subject to the terms and conditions of this Option Agreement and of the Plan, which is incorporated in this Option Agreement by reference:

Optionee’s Name:

Grant Date:

Vesting Commencement Date:

Exercise Price per Share:

Total Number of Options over Shares granted:

Total Exercise Price:

Expiration Date:

2. Vesting Schedule. This Option shall vest and become exercisable with respect to 25% of the total Shares subject to this Option upon Optionee’s completion of each year of Service measured from the Vesting Commencement Date, until all Shares subject to this Option are vested in full (the “Vesting Schedule”). In no event shall the Option vest and become exercisable for any additional Shares subject to the Option after Optionee’s termination of Service.

3. Option Term. This Option has a maximum term of ten (10) years measured from the Grant Date and accordingly expires at the close of business on the Expiration Date, unless sooner terminated in accordance with Section 6.

4. Dates of Exercise. This Option shall vest and become exercisable for the number of Shares subject to this Option in one or more installments as specified in Section 2. As the Option becomes exercisable for such installments, those installments shall accumulate and the Option shall remain exercisable for the accumulated installments until the Expiration Date or sooner termination of the Option under Section 6. As an administrative matter, the exercisable portion of this Option may only be exercised until the close of the SWX Swiss Exchange (if the Exercise Price per Share of this Option is in Swiss Francs) or the Nasdaq National Market (if the Exercise Price per Share of this Option is in dollars) on the last trading day on or before the Expiration Date or earlier date of termination of the Option under Section 6. Any later attempt to exercise this Option will not be honored.

5. Leave of Absence. Unless otherwise determined by the Administrator, the following provisions shall apply in the case of an authorized leave of absence by Optionee:

(a) Subject to Applicable Law and the terms of a written employment agreement, if any, between the Optionee and the Company or a Subsidiary, no additional Shares subject to this Option shall vest and become exercisable after the 120th day of the leave of absence. If Applicable Law or the terms of a written employment agreement, if any, between the Optionee and the Company or a Subsidiary provide for a later date upon which vesting may cease, then no additional Shares subject to this Option shall vest and become exercisable upon the earliest date possible under Applicable Law or the employment agreement.

(b) If vesting has ceased under Section 5(a) and Optionee subsequently returns to active Service, vesting of additional Shares subject to this Option shall resume upon Optionee’s return to active Service.

(c) In no event shall this Option vest and become exercisable for any additional Shares subject to this Option, and in no event shall this Option remain outstanding, if Optionee does not resume active Service prior to the Expiration Date.

6. Termination of Service. This Option shall terminate prior to the Expiration Date should any of the following provisions become applicable:

(a) If Optionee’s Service terminates for any reason (other than death or Disability) while this Option is outstanding, then Optionee shall have a period of ninety (90) days (starting with the date of termination of Service) during which to exercise this Option, but in no event shall this Option be exercisable at any time after the Expiration Date.

(b) If Optionee’s Service terminates by reason of the Optionee’s death while this Option is outstanding, then the personal representative of Optionee’s estate or the person or persons to whom the Option is transferred pursuant to Optionee’s will or in accordance with the laws of descent and distribution shall have the right to exercise this Option. Such right shall lapse, and this Option shall cease to be outstanding, upon the earlier of (A) the expiration of the one (1) year period measured from the date of Optionee’s death or (B) the Expiration Date.

(c) If Optionee’s Service terminates by reason of Disability while this Option is outstanding, then Optionee shall have a period of one (1) year (starting with the date of such termination of Service) during which to exercise this Option, but in no event shall this Option be exercisable at any time after the Expiration Date.

(d) Optionee’s date of termination of Service shall mean the date upon which Optionee’s Service terminates or the Optionee ceases active performance of services for the Company or any Subsidiary, regardless of any notice period or period in lieu of notice of termination of employment, whether expressed or implied, and subject to Section 5. The Administrator shall have the exclusive discretion to determine when the Optionee’s Service terminates or when the Optionee has ceased active performance of services for purposes of this Option Agreement.

(e) During the limited period of post-Service exercisability, this Option may not be exercised in the aggregate for more than the number of vested Shares for which the Option is exercisable at the time of Optionee’s termination of Service. Upon the expiration of such limited exercise period or (if earlier) upon the Expiration Date, this Option shall terminate and cease to be outstanding for any vested Shares for which the Option has not been exercised. However, this Option shall, immediately upon Optionee’s termination of Service for any reason, terminate and cease to be outstanding with respect to any Shares in which Optionee is not otherwise at that time vested or for which this Option is not otherwise at that time exercisable.

(f) If at any time (including after a notice of exercise has been delivered) the Administrator reasonably believes that Optionee has committed an act of misconduct as described in this Section 6(f), the Administrator may suspend the Optionee’s right to exercise this Option, pending a determination of whether an act of misconduct has been committed. If the Administrator determines that a Participant, other than an independent Director, has committed an act of embezzlement, fraud or breach of fiduciary duty, or if a Participant makes an unauthorized disclosure of any trade secret or confidential information of the Company or any of its Subsidiaries, or induces any customer to breach a contract with the Company or any of its Subsidiaries, then this Option shall terminate immediately and cease to be outstanding. Any determination by the Administrator with respect to the foregoing shall be final, conclusive and binding on all interested parties. If Optionee holds the title of Vice President or above the determination of the Administrator shall be subject to the approval of the Board.

7. Exercise of Option.

(a) Right to Exercise. This Option is exercisable during its term in accordance with the Vesting Schedule and the applicable provisions of the Plan and this Option Agreement.

(b) Method of Exercise. In order to exercise this Option with respect to all or any part of the Shares subject to this Option for which this Option is at the time exercisable, Optionee (or any other person or persons having the right to and exercising this Option) must take the following actions:

(i) Deliver to the local stock administrator an exercise notice, which may be by electronic methods if specified by the Company, stating the election to exercise the Option, the number of Shares in respect of which the Option is being exercised and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan, using the form prescribed by Company, as amended from time to time. However, if Company has designated a brokerage firm to assist with Option exercises, Optionee may provide exercise instructions to the Company-designated brokerage firm. The Company in its discretion may designate such a broker-assisted exercise as the sole means by which to exercise this Option.

(ii) Pay the aggregate Exercise Price for the purchased Shares by any of the following, or a combination thereof, at the election of the Optionee: (a) cash or cash equivalents, (b) check, (c) with the Administrator’s consent, delivery of the Optionee’s promissory note in the amount of the aggregate Exercise Price of the purchased Shares or (d) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan.

(iii) Make appropriate arrangements with the Company (or Subsidiary employing or retaining Optionee) for the satisfaction of all tax withholding requirements applicable to the Option exercise.

(c) No Fractional Shares. In no event may this Option be exercised for any fractional Shares.

(d) Share Delivery, Deemed Transfer Date. As soon as practicable after the exercise date, the Company shall issue or deliver to or on behalf of Optionee (or any other person or persons having the right to and exercising this Option) the purchased Shares. For income tax purposes the purchased Shares shall be considered transferred to the Optionee on the date the Option is exercised with respect to such purchased Shares.

8. Compliance with Applicable Laws; No Company Liability. No Shares shall be issued or delivered pursuant to the exercise of this Option unless such issuance or delivery and exercise complies with Applicable Laws. The Company shall not be liable to Optionee or other persons as to: (a) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (b) any tax consequence expected, but not realized, by Optionee or other person due to the receipt or exercise of this Option.

9. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution, or, if Company permits, by a written beneficiary designation. This Option may be exercised during the lifetime of Optionee only by the Optionee. The terms of the Plan and this Option Agreement shall be binding upon the executors, administrators, heirs, beneficiaries, successors and assigns of the Optionee.

10. Taxes.

(a) The tax consequences to the Optionee as a result of the grant or exercise of this Option will depend upon the laws of the country in which the Optionee is subject to tax. THE OPTIONEE SHOULD CONSULT A TAX ADVISER CONCERNING THE GRANT AND EXERCISE OF THIS OPTION, AS WELL AS DISPOSITION OF THE SHARES.

(b) In certain countries, there are payroll withholding requirements on the grant, exercise, purchase or sale of an Award under the Plan. If this is required, the Company will withhold for appropriate social and other taxes. In certain countries, there are also reporting requirements for employees on the grant, exercise, purchase or sale of an Award under the Plan. It is the Optionee’s responsibility to make the proper reports. The Company is not responsible for making reports on the Optionee’s behalf and will not be liable for any loss the Optionee may incur because such reports have not been made.

(c) If the Optionee is located in the United States, or otherwise subject to U.S. income taxes, this Option is a Nonstatutory Stock Option.

11. Adjustments Upon Changes in Capitalization. In the event of a declaration of a stock dividend, a stock split, combination or reclassification of shares, extraordinary dividend of cash and/or assets, recapitalization, reorganization or any similar event affecting the Shares or other securities of the Company, the Administrator shall equitably adjust the number and kind of Shares or other securities which are subject to this Option, and/or the exercise price of this Option, in order to reflect such change and thereby preclude a dilution or enlargement of benefits under this Option.

12. Entire Agreement; Governing Law. The Plan and this Option Agreement constitute the entire agreement of the parties with respect to the subject matter of this Option Agreement and supersede in their entirety all prior undertakings and agreements of the Company and the Optionee with respect to the subject matter of this Option Agreement, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and the Optionee. This Option Agreement is governed by the internal substantive laws, but not the choice-of-law rules, of Switzerland (the Company’s jurisdiction of organization).

13. NO GUARANTEE OF CONTINUED SERVICE. THE OPTIONEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED AN OPTION OR PURCHASING SHARES HEREUNDER). THE OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED SERVICE FOR THE VESTING PERIOD, FOR ANY PERIOD OR AT ALL, AND SHALL NOT INTERFERE WITH THE OPTIONEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE THE OPTIONEE’S SERVICE AT ANY TIME, WITH OR WITHOUT CAUSE.

14. No Entitlement or Claims for Compensation.

(a) Optionee’s rights, if any, in respect of or in connection with this Option or any other Award is derived solely from the discretionary decision of the Company to permit Optionee to participate in the Plan and to benefit from a discretionary Award. By accepting this Option, Optionee expressly acknowledges that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Awards to Optionee. This Option is not intended to be compensation of a continuing or recurring nature, or part of Optionee’s normal or expected compensation, and in no way represents any portion of a Optionee’s salary, compensation, or other remuneration for purposes of calculating any severance, resignation, redundancy or end-of-service payments, bonuses, long-service awards, pension or retirement benefits, or similar payments or for any other purpose.

(b) Optionee shall be deemed irrevocably to have waived any claim to damages or specific performance for breach of contract or dismissal, compensation for loss of office, tort or otherwise with respect to the Plan, this Option or any outstanding Award that is forfeited and/or is terminated by its terms or to any future Award.

(c) Optionee agrees that the Company may require Options granted hereunder be exercised with, and the purchased Shares held by, a broker designated by the Company. In addition, Optionee agrees that his or her rights hereunder shall be subject to set-off by the Company for any valid debts the Optionee owes to the Company.

15. Data Privacy.

(a) Optionee hereby consents to the collection, processing, use and transfer, in electronic or other form, of Optionee’s personal information (the “Data”) regarding Optionee’s employment, the nature and amount of Optionee’s compensation and the fact and conditions of Optionee’s participation in the Plan (including Optionee’s name, home address, telephone number, date of birth, social insurance number or other identification number, compensation, nationality and job title, details of all options, shares or other entitlement to securities awarded, canceled, exercised, vested, unvested or outstanding under the Plan or predecessor plans), by and among the Company and one or more its Subsidiaries and Affiliates, for the exclusive purpose of implementing, administering and managing Optionee’s participation in the Plan and in calculating the cost of the Plan.

(b) Optionee further consents to the transfer of the Data to UBS AG and/or its affiliates (“UBS”), or to any other third parties assisting in the implementation, administration and management of the Plan, or in calculating the costs of the Plan, including any other third party assisting with the exercise of Options under the Plan or with whom Shares acquired upon exercise of this Option or cash from the sale of such shares may be deposited. Optionee further consents to the processing, possession, use and transfer of the Data by UBS and such other third parties for the exclusive purpose of implementing, administering and managing Optionee’s participation in the Plan and in calculating the cost of the Plan.

(c) Optionee understands and agrees that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections than the Optionee’s country, and Optionee consents to the transfer of the Data to such countries. Furthermore, Optionee acknowledges and understands that the transfer of the Data to the Company or any of its Subsidiaries, or to UBS or any such third parties, is necessary for Optionee’s participation in the Plan.

(d) Optionee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data or require any necessary amendments to Data or withdraw the consents herein, in any case without cost, by contacting the Optionee’s local human resources representative in writing. Optionee further acknowledges that withdrawal of consent may affect Optionee’s ability to exercise or realize benefits from the Option, and Optionee’s ability to participate in the Plan.

16. Repatriation of Profits. In certain countries, persons employed in those countries are responsible for bringing back into the country the proceeds of any investments abroad that have been received as a result of the exercise of an award under the Plan. If any foreign exchange control approval, consent or permission is required for the exercise of a purchase right or option under the Plan, the Optionee is responsible for obtaining all such approvals, consents and permissions. The Company is not responsible for this activity and will not be liable for any loss that the Optionee incurs because such approvals have not been obtained.

17. Further Instruments. The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Option Agreement.

By Optionee’s agreement to this Option Agreement, the Optionee agrees that this Option is granted under and governed by the terms and conditions of the Plan and this Option Agreement. The Optionee has reviewed the Plan and this Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option Agreement and fully understands all provisions of the Plan and Option Agreement. The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Option Agreement.